UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 26, 2006

CuraTech Industries, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-51140	87-0649332
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6337 Highland Drive, # 1053, Salt lake City, Utah 84121
(Address of principal executive offices)

Jump’n Jax, Inc.
3270 South 1100 West, South Salt Lake, Utah 84119
(Former name or address, if changed since last report)

Registrant's telephone number, including area code: (801) 836-9810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 7.01 Regulation FD Disclosure

On June 22, 2006 we entered into an agreement and plan of merger to acquire MedaCure International, Inc., a Nevada corporation doing business in Utah (“MedaCure”). The acquisition was finalized on October 26, 2006 upon the effective filing with the State of Nevada of the requisite documents. To facilitate the acquisition, we merged our wholly-owned subsidiary, CuraTech Acquisitions, Inc., with and into MedaCure with MedaCure being the surviving entity. As a result of the transaction, MedaCure becomes our wholly-owned subsidiary.

In connection with the acquisition, we have changed our corporate domicile from Utah to Nevada and changed our corporate name from Jump’n Jax, Inc. to CuraTech Industries, Inc. Accordingly, we finalized the acquisition as a Nevada corporation. Also, on October 4, 2006 we effected a forward stock split of our issued and outstanding common stock on a 4 shares for 1 share basis. The forward stock split increased our outstanding shares of common stock prior to the closing of the acquisition from 807,602 shares to 3,230,408 shares. We have also changed our trading symbol to “CUTC’ under which our common stock is traded on the Over-the-Counter Bulletin Board.

Under the terms of the agreement and plan of merger, in consideration for the acquisition we will issue to the current holders of MedaCure common stock an aggregate of 12,121,240 shares of our common stock, post-split. These shares will represent approximately 79% of our total outstanding shares (post-split) following the transaction. Current stockholders will retain approximately 21% of the outstanding shares.

As a result of the acquisition, we are relocating our principal offices to those of MedaCure located at 6337 Highland Drive, # 1053, Salt lake City, Utah 84121. Our telephone number is (801) 836-9810.

We are also announcing today that we intend to issue an additional 550,000 shares of our common stock to certain individuals in consideration for consulting services rendered. These shares will be registered under the Securities Act of 1933 by filing a Form S-8 with the SEC within the next two weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CuraTech Industries, Inc.

Date: October 26, 2006	By /s/ Lincoln Dastrup
Lincoln Dastrup
CEO and Director